Alternative Access Funds, LLC

Code of Ethics

April 2022

Table of Contents

Introduction	3
Definitions	3
General Principles of Personal Conduct	3
Compliance with Laws, Rules and Regulations	4
Conflicts of Interest	4
Confidentiality	4
Insider Trading	4
Employee Trading Policy and Procedures	5
Restricted List	7
Personal Trading Reporting Requirements	7
Notification and Approval of Outside Business Activities	8
Confidentiality of Reports	9
Pay-To-Play	10
Recordkeeping	11
Complaints	12
Reporting Certain Conduct	13
“Whistleblower” Policy	13
Employee Acknowledgement	15
Gifts and Entertainment Form	16
Employee Compliance Questionnaire and Acknowledgement	17
Holdings and Transactions Report	22
Discretionary Investment Account Confirmation Form	23
Private Investment/Limited Offering Approval Form	24
Sample Broker Letter	25
Request for Approval of Outside Business Activities	26
Annual Business Activity/Insider Disclosure Statement	27
Rule 506(D) Disqualification Event (“Bad Actors”) Questionnaire	29

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Introduction

As an Investment Adviser registered with the Securities and Exchange Commission (“SEC”), Alternative Access Funds, LLC (“AAF” or the “Firm”) has a fiduciary duty to its Clients. AAF’s fiduciary duty includes the duty of loyalty, which requires AAF to hold the interests of its Clients above its own in all matters. This means that AAF must be particularly sensitive to situations in which advisory Client interests may be directly or indirectly in conflict with those of AAF and its employees. While AAF and its employees should strive to avoid conflicts of interest and maintain impartiality in managing advisory Client assets, there are some conflicts that will inevitably occur. In such circumstances, AAF must clearly, accurately, and completely describe those conflicts and the risks they present to Clients. This document (the “Code of Ethics” or the “Code”) outlines the conflicts as well as the policies that AAF has put in place to deal with them.

Definitions

For the purposes of the Code, the following definitions apply:

●	“Access person” means all employees of AAF, including certain temporary employees whose activities subject them to this Code of Ethics;

●	“Accounts” means investment accounts of any employee and immediate family member[1], and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts, under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, or other accounts in which the employee or family member exercises investment discretion, and

●	“Supervised person” means directors, officers, partners or employees of AAF and any person who provides advice on behalf of, and is subject to, AAF’s supervision and control.

General Principles of Personal Conduct

Employees have an obligation to act in a matter that merits trust and confidence. Specific guidelines for certain situations are addressed below and in other sections of the Code. General principles of personal conduct that should be followed are:

●	Employees must not take any action, either personally or on behalf of AAF, which will violate any law or regulation affecting our business,

●	Employees must perform their assigned duties to the best of their ability and in the best interests of AAF,

●	Employees should avoid circumstances that could produce conflicts or the appearance of conflicts between their personal interests and those of AAF or its Clients,

●	Employees must adhere to and fully comply with all of AAF’s policies and procedures, including the Code of Ethics, and

●	Employees must not use Firm information, intellectual property, authority influence, or their position within AAF for personal gain or gain by another, or in violation of any law or regulation.

[1]	Immediate family members include those individuals who share a residence with an AAF employee including, but not limited to, spouses, children, and partners.

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Compliance with Laws, Rules and Regulations

AAF requires employees to comply with all laws, rules and regulations applicable to our business, including without limitation, the federal securities laws. Failure by an employee to comply with the federal securities laws may be grounds for dismissal from the Firm.

Conflicts of Interest

As discussed above, employees should avoid circumstances that could produce conflicts of interest or the appearance of conflicts between their personal interests and those of AAF and its Clients. Employees should exercise sound judgment before committing to any activity or participating in any transaction that has even the potential to be a conflict. The appearance of a conflict of interest can often be as detrimental as a conflict itself.

A conflict of interest occurs when an individual’s private interest interferes with the interests of AAF or its Clients. Such situations might include activities, conduct, or investments that could adversely affect judgment or job performance. Conflicts of interest also arise when an employee or a family member receives undisclosed, improper benefits as a result of his or her position with the Firm.

The Firm urges all employees to seek guidance from AAF’s senior management and/or the Chief Compliance Officer (the “CCO”) with respect to conflict issues that may arise. Determining whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be evident. Please do not attempt to resolve such questions by yourself.

Confidentiality

Employees must exercise care in protecting any confidential information regarding AAF and its Clients, except when disclosure is authorized or legally mandated. Confidential information includes nonpublic information of the Firm that may be helpful to competitors or otherwise harmful to AAF or the parties mentioned above. Confidential information also includes information regarding the portfolio holdings and other characteristics of AAF’s Clients, which includes daily and intra-day portfolio holdings information. The obligation to preserve the confidentiality of this information continues after the association with the Firm ends. Employees should consult with the CCO if they believe they have a legal or other obligation to disclose confidential information.

With respect to its management of IMST II, AAF will adhere to the IMST II Portfolio Holdings Disclosure Procedure.

Insider Trading

Court and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities issued by companies for themselves or their Clients while in possession of material nonpublic information about those companies or to selectively disclose such information to others who may trade. Violations of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal from AAF. Although there are exceptions to these prohibitions, these exceptions are limited.

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“Material” information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

While it is not possible to identify in advance all information that would be deemed material, some illustrations of such information include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation.

“Nonpublic” information is any information that has not been disclosed generally to the marketplace. Information received about a company that is not yet in general circulation should be considered nonpublic. Similarly, information received about a company in circumstances indicating that it is not yet in general circulation should be considered nonpublic. As a general rule, one should be able to point to some evidence to show that the information is widely available — for example, its publication in The Wall Street Journal or in other major news publications.

Material nonpublic information about a company might be inadvertently disclosed to employees by persons with business relationships with the company, such as a hedge fund manager who invests in the company or a company’s investment banker. In such a case, the employee should refrain from (1) trading for an advisory Client or for his or her own account while in possession of that information and (2) disclosing the information to others, such as family members or business or social acquaintances. The employee should also immediately report the facts to the CCO for appropriate next steps. Employees should consult with the CCO if they have any questions as to whether the information they possess is material and nonpublic prior to engaging in any transactions.

Employee Trading Policy and Procedures

The Firm has developed policies and procedures regarding the personal trading activities of its employees based on the requirements set forth in Rule 17j-1 of the Investment Company Act of 1940 as well as the industry “best practices” of Registered Investment Advisers. AAF allows employees to conduct personal trading on behalf of personal investment accounts or accounts in which they have investment discretion or beneficial interest. However, employees are required to pre-clear certain investment transactions, including transactions involving any funds advised or sub-advised by AAF, items referenced on the Firm’s Restricted List, Private Investments, Limited Offerings and Initial Public Offerings (“IPO”). The CCO collects and reviews duplicate statements from individuals with personal trading accounts, and is responsible for reviewing and maintaining the Code of Ethics forms and personal securities transaction reports. The CCO will reconcile any employee preclearance requests with trade confirms or statements received from the broker or quarterly reports. The CCO’s personal securities transactions will be reviewed by a member of Firm management.

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Prior to conducting an investment transaction in securities or issuers included on the Firm’s Restricted List, employees are required to receive the approval of the CCO or a designee (for purposes of reviews in this and other sections of the Code, reference to the term “CCO” may mean a designee or a member of Firm management for activities of the CCO). Employees must disclose the following information:

●	Ticker symbol or a description of the investment being made,

●	The amount of the investment,

●	Type of trade (i.e. purchase, sale, short sale, etc.), and

The CCO will require additional information prior to approving a Private Investment, Limited Offering or Initial Private Offering (“IPO”) (see the Private Investment/Limited Offering Approval Form attached to the Code). The CCO may also require pre-approval of any investment transactions if they determine such approval is necessary to carry out the purposes of the Code. The CCO, in consultation with management, may grant exceptions to the Code.

If an employee had an existing investment prior to employment at the Firm that is not a permitted AAF investment and, subsequent to his or her employment, wishes to sell the investment, that is also a permitted transaction upon pre-approval from the CCO.

Employees are allowed to maintain accounts where a third-party has trading authority over the account (i.e. discretionary investment accounts). Transactions not permitted in personal accounts as described above are permitted in the third-party accounts. If an employee has accounts that are managed by other individuals in which the employee does not exercise investment discretion, the employee must report these accounts to the CCO and provide documentation from the third-party confirming that the AAF employee does not exercise trading discretion over the account.

Pre-Clearance of Private Investments and Limited Offerings

Prior to conducting an investment transaction in a Private Investment or Limited Offering, employees are required to receive the approval of the CCO

Employees must disclose the following information:

●	Ticker symbol or a description of the investment being made,

●	The amount of the investment,

●	Type of trade (i.e. purchase, sale, short sale, etc.),

●	Purpose of the investment opportunity and how it was made available,

●	Whether or not an advisory Client of AAF has an investment in the security, and

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●	How the investment opportunity was made available to the employee and does AAF currently invest in the fund or any other fund managed by the same underlying manager.

The CCO may require additional information prior to approving a Private Investment or Limited Offering (see the Private Investment/Limited Offering Approval Form attached to the Code). The CCO may approve or reject a request to make an investment in his sole discretion. The CCO may grant exceptions to the Code as appropriate.

In the event that the CCO approves the trade, the employee must execute the trade within five (5) days. If the trade is not executed within such time period, the employee will have to seek pre-approval again before being able to make the trade.

Restricted List

AAF will maintain a list (the “Restricted List”) that contains the names of companies about which an employee or the Firm has material non-public information and any other companies the securities of which the Firm has determined its employees should be prohibited from trading. Employees should inform the CCO if they have, or they believe they have, material non-public information about a company. The following procedures apply with respect to the Restricted List:

●	The Restricted List shall be maintained by the Firm’s CCO and the CCO shall promptly place securities on the list, as well as remove securities from the list, when circumstances warrant it.

●	The CCO shall review and update the list periodically but no less than semi-annually.

●	The CCO will circulate the Restricted List to employees whenever it is updated.

Personal Trading Reporting Requirements

Initial Holdings Report: Within 10 days of the date of hire, each new employee must identify and disclose to the CCO, in writing, all private investments, securities holdings, and investment accounts in which he/she has direct or indirect beneficial ownership. Duplicate brokerage account statements that include positions qualify as holdings reports. Employees are required to direct brokerage firms to send duplicate account statements to the CCO for all of their brokerage accounts, including discretionary investment accounts. Employees must provide other forms of holdings reports for investments that are not held in brokerage accounts and for which statements are not available. The information contained in the holdings report must be current as of a date less than 45 days prior to the date the person becomes an employee of AAF.

Quarterly Transaction Reports: On a quarterly basis, each employee shall furnish a report to the CCO disclosing all investment transactions in which the employee acquired or disposed an interest of direct or indirect beneficial ownership during that calendar quarter. Duplicate brokerage account statements that include transactions qualify as transaction reports. The transaction report must be completed and submitted no later than 30 days from the end of the quarter.

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Annual Holdings Reports: No less than annually, each employee shall furnish a report to the CCO listing all private investments, securities holdings, and investment accounts in which he/she has direct or indirect beneficial ownership. Duplicate brokerage account statements that include positions qualify as annual holdings reports The information included in the annual holdings report must be current as of a date less than 45 days prior to the date of such report.

The CCO will make a notation either on the report or via email receipt, and review of all holdings reports.

Notification and Approval of Outside Business Activities

Employees need to seek the approval of the CCO before engaging in any business activities not associated with employment at AAF. A form for such a request is contained in this Code. Employees will need to provide information about the activity including the purpose for engaging in it and an attestation that it will not impede or conflict with the employee’s job at AAF. Exceptions may be made by the CCO.

Employees of the Firm should note that pre-approval will not be required for activities related to charities, non-profit organizations/clubs, civic/trade associations or family-owned businesses that are not involved in the securities or investment advisory business and the service required of such employee will not interfere with the employee’s duties at AAF. However, the Firm requires that employees report any of these activities to the CCO. The CCO is permitted to inquire on all business and other activities and may request or demand that the employee cease engaging in any particular activity if it poses conflicts or otherwise is detrimental to the business activities of AAF.

The following list, although not all-inclusive, provides a guideline of what types of activities require preapproval:

●	Serving on a Board of Directors or a Board of Trustees,

●	Serving on any advisory board or committee,

●	Any part-time public office,

●	Any part-time teaching position,

●	Any industry association where the employee holds a position with the organization (not just a member), and

●	Any position involving monetary compensation or benefit.

In addition, employees of AAF shall not serve as a director or member of an advisory board of a company that is held as an investment in any portfolio for which AAF serves as investment adviser or sub-adviser. If there are questions about whether or not preapproval is required for a particular activity, the CCO should be consulted.

While certain activities require the preapproval of the CCO, employees must report all business or other activities to the CCO no less than annually.

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Confidentiality of Reports

All reports of personal securities transactions, holdings, and any other information filed pursuant to the Code will be kept CONFIDENTIAL, provided, however, that such information will be subject to review by appropriate individuals such as the CCO and employees in legal and compliance, external auditors, and members of senior management at AAF and external legal counsel. Such information will be provided to government authorities or others if required by law or court order.

Gifts and Entertainment

The purpose of providing business entertainment and gifts to Clients and service providers is to create goodwill and sound working relationships and as thanks for certain helpful actions, not to gain an unfair advantage or incentivize bad decision-making. Employees are prohibited from accepting, offering, or providing gifts or entertainment that is:

●	Extravagant or excessive in value so as to give the appearance of impropriety,

●	Cash or cash equivalents,

●	Can be construed as a bribe, payoff, or kickback, or

●	Violates any law or regulation.

A gift or entertainment activity that is not explicitly prohibited above may be accepted, offered, or provided from/to current or prospective Clients and service providers as follows:

●	The value of a gift from/to any single individual or firm may not exceed U.S. $250 (this limit does not include nominal logo/promotional items and does not apply to family members),

●	The person or entity providing the entertainment activity, such as a golf outing or theater or sporting event, is present, and

●	Meal and drink outings are excluded from the limitation and need not be reported to the CCO as discussed below.

Exceptions to the above may be made by the CCO. The CCO will document the exception, including the reason the exception was granted.

On an annual basis, employees are required to complete a Gifts and Entertainment Form (see below) and send it to the CCO whether or not they received or provided any gifts or entertainment activities during the year.

Gift and Entertainment Reporting

Employees are required to obtain the prior written approval (see the Gifts and Entertainment Approval Form attached) of the CCO before a gift or an entertainment activity (excluding meals and drinks) with a value greater than $250 is provided to a Client, a prospective Client, or a company that AAF conducts business with or with whom AAF is considering conducting business.

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Employees are not required to obtain preapproval for gifts received in connection with the Firm’s business; however, they must report the receipt of any gift valued at $250 or more to the CCO so that the CCO can enter the information into the Gift and Entertainment log. The CCO may choose to have gifts returned that are deemed extravagant or excessive in value or that are deemed otherwise inappropriate. Invitations to entertainment events that exceed the $250 limit (excluding meals and drinks) require preapproval.

Gifts from third parties that are received by AAF as a firm, and not any one individual, are excluded from this policy subject to the discretion of the CCO.

Gift and Entertainment Monitoring

The CCO will monitor gifts/entertainment given/received to ensure adherence to this Code of Ethics and identify the potential for conflicts of interest or the appearance thereof. The CCO has the authority to determine whether or not a gift, meal, or entertainment activity is appropriate and whether or not it must be returned or repaid.

Charitable Contributions

Donations by AAF employees to charities with the intention of influencing such charities to become clients are strictly prohibited. Employees should notify the CCO of any actual or apparent conflict of intertest in connection with any charitable contributions or about any contribution that could give an appearance of impropriety.

Pay-To-Play

“Pay-to-Play” is the practice of making political contributions and related payments to elected officials, candidates, or political action committees (“PACs”) in order to influence the awarding of investment advisory contracts by public pension plans or other government investment accounts to the firm or its representatives making the payments. The SEC has charged investment advisers that engage in pay-to-play practices with crimes because such practices compromise a firm’s fiduciary obligation to put Client interests first and treat all Clients in a fair and equitable manner (no preferential treatment to a single Client). Investment advisers are not allowed to directly or indirectly provide a financial incentive in order to receive an investment mandate.

SEC Rule 206(4)-5 prohibits investment advisers and certain employees from receiving compensation, either directly or indirectly, for providing advisory services to a government Client within two (2) years of any contribution made by the adviser or any of its employees to an elected official or candidate who is in a position to influence the investment activities of the government Client. SEC Rule 206(4)-5 generally applies to state and/or local officials or candidates for state and local offices, and not with respect to federal officials (so long as they are not candidates for state and local offices at the time of the contribution). However, there is a de minimis provision that permits employees to make contributions of up to:

●	$350 per election per candidate where the contributor is entitled to vote, and

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●	$150 per election per candidate where the contributor is not entitled to vote, without triggering the two-year timeout.

Although contributions to political parties or political action committees (“PACs”) do not directly implicate the rule’s prohibitions on contributions if the contributions are not attributable to a particular candidate, employees are not permitted to make contributions to political parties or PACs. Employees should be aware that contributions that are made to circumvent the rule’s prohibitions (for example, if a contribution to a PAC was known to be provided for the benefit of a particular political official) violate the rule’s prohibition on doing anything indirectly that the rule otherwise prohibits.

Rule 206(4)-5 bars advisers and their employees from “bundling” -- i.e., soliciting from a person or PAC contributions to officials of governmental entities to which the adviser seeks to provide investment advisory services. In addition, such advisers and employees may not solicit any payment (not simply payments deemed contributions) to a political party in a state or municipality where the adviser seeks to provide investment advisory services to a government entity. This latter prohibition does not directly implicate an advisers’ ability to make a direct contribution to a political party, provided that the payment is not directly attributable to any particular official. An adviser is “seeking to provide advisory services” when (i) it responds to a request for proposal, (ii) communicates with a government entity regarding the formal selection process, or (iii) engages in some other solicitation of business. To comply with this rule, employees are not permitted to make contributions to political parties in any state or municipality, not just in the federal government.

Employees are required to report all de minimis political contributions annually to the CCO in order to effectively monitor any employees engaging in pay-to-play practices. The CCO will conduct a two-year ‘look back’ review of all new employee’s political contributions to ensure compliance with these ‘Pay to Play’ rules.

The Firm will maintain records of all reported political contributions and payments.

Reporting for 40 Act Funds

In the event the Firm undertakes the management of a fund that is governed by the Investment Companies Act of 1940 (a “40 Act Fund”), the following reporting requirements will be followed:

●	No less frequently than annually, the Firm will furnish to the 40 Act Fund’s Board of Directors a written report that:

○	Describes any issues arising under this Code of Ethics or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of this Code of Ethics or procedures and sanctions imposed in response to the material violations, and

○	Certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

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Recordkeeping

The Firm will maintain the following records and make these records available to the SEC and other regulatory bodies at any time and from time to time for reasonable periodic, special or other examination:

●	A copy of this Code of Ethics currently in effect, as well as all previous copies that have been in effect over the previous five years, in an accessible place,

●	A record of any violation of this Code of Ethics, and any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs,

●	A copy of each personal trading report for each Access Person for at least five years after the end of the fiscal year in which the report was made, with reports from the first two years in an easily accessible place,

●	A record of all persons, currently or within the past five years, who are or were required to make personal trading reports, or who are or were responsible for reviewing these reports, maintained in an easily accessible place, and

●	A copy of each report, covering any material violations of this Code of Ethics as well as those procedures necessary to prevent Access Persons from violating this Code of Ethics, maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place

Complaints

As part of AAF’s fiduciary duty to its Clients and as a good business practice of maintaining strong and long-term advisory Client relationships, any advisory Client complaints of whatever nature should be handled in a prompt and professional manner. The Firm requires a thorough and fair review of all advisory Client complaints with a resolution that is documented with appropriate supervisory review.

The CCO has the primary responsibility for the implementation and monitoring of the Firm’s complaint policy and recordkeeping for the Firm.

The procedures for dealing with Client complaints are as follows:

●	Any person receiving any verbal or written advisory Client complaint is required to report it to the CCO.

A file is drawn up for each complaint. The file will include any records and supporting information.

●	The CCO will review the nature of the complaint and respond to the advisory Client if appropriate. The CCO will recommend a resolution or remedy deemed appropriate such as a change in process or a revision of a report.

●	The CCO will record the complaint including the resolution in the Complaint Log.

●	All complaints related to IMST II will be immediately forwarded to AXS.

The CCO will review the Complaint files and Complaint Log on a semi-annual basis.

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Reporting Certain Conduct

Any employee who has knowledge or information about any actual, apparent, or suspected violation of law or regulation or this Code of Ethics, or about other conduct that might affect AAF’s reputation, business, or operations, must promptly report the violation or conduct to the CCO. If an employee is unsure whether a violation has occurred, they should discuss the matter with the CCO. Failure to report a violation to the CCO could result in disciplinary action against any non-reporting employee, which may include termination of employment.

However, if an employee is not comfortable speaking with the CCO, or is not satisfied with the CCO’s response, or the violation involves the CCO, the employee is encouraged to speak with the firm’s Compliance Consultant. The CCO and Management have specific responsibility to investigate all reported violations. Pursuant to its Whistleblower Policy, discussed below, AAF has a policy of non-retaliation that applies to any employee who reports such matters in good faith.

Violations or suspected violations may be submitted on a confidential basis by the complainant or may be submitted anonymously. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

Any employee filing a complaint concerning a violation or suspected violation must be acting in good faith and have reasonable grounds for believing that the information disclosed indicates a violation of the firm’s policies and procedures. Any allegations that prove to be false or unsubstantiated, and were deemed maliciously filed, will be viewed as a serious offense requiring disciplinary action.

The CCO, Management or Compliance Consultant will notify the sender and acknowledge receipt of the reported violation or suspected violation within five business days. All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.

Employees are required to immediately notify the CCO in event they becomes the subject of major, business related legal or regulatory proceedings (bankruptcy, tax lien, etc.).

“Whistleblower” Policy

No employee shall suffer harassment or retaliation, or an adverse employment consequence because he/she does any of the following:

●	In good faith, reports a violation of the firm’s policies and procedures;

●	Discloses or threatens to disclose, to a supervisor or to a public body, an activity, policy or practice of AAF or another employer, with whom there is a business relationship, that the employee reasonably believes is in violation of a law, or a rule or regulation issued under the law;

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●	Provides information to, or testifies before, any public body conducting an investigation, hearing or inquiry into any violation of law, or a rule or regulation issued under the law by AAF, or another employer with whom there is a business relationship;

●	Provides information involving deception of, or misrepresentation to any Client, investor, former employee of AAF, or any governmental entity; or

●	Provides information regarding a perceived criminal or fraudulent activity, policy or practice of deception or misrepresentation that the employee reasonably believes may defraud any Client, investor, or other employee, or any governmental entity.

An employee who retaliates against another employee who has reported any of the above-stated violations in good faith is by law subject to discipline up to and including termination of employment. This Whistleblower Policy is intended to encourage and enable employees and others to raise serious concerns within the Firm prior to seeking resolution outside AAF.

Employees may contact the SEC at __________-, or @sec.gov, in the event they are witness to or have reason to believe a violation of a law, rule or regulation has occurred involving another Employee or the Firm. Employees may also contact the following: Firm’s outside accountant, __________, at __________; outside legal counsel, __________, at __________; or outside compliance consultant, State Harbor Advisors, at (203) 300-8543 or compliance@stateharbor.com

Code of Ethics Acknowledgement

When this Code of Ethics is first delivered to an employee and every time any amendment to the Code is delivered to an employee, but no less than annually, the employee must furnish the CCO with a written acknowledgement that he or she has received, read, and understands the Code of Ethics.

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Employee Acknowledgement

I have read, understand, and agree to the terms of the Alternative Access Funds, LLC Code of Ethics. Within its meaning, express or implied, I am not and have not been aware of any circumstances of a personal or family nature (involving me or any other employee) that would conflict with the Code of Ethics and the policies stated therein unless noted below.

Name (please print)

Signature

Date

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Gifts and Entertainment Form

Name:	Date:

Title:

Signature:

Description of the gift/entertainment being received or offered:

Company/organization giving or receiving gift/entertainment:

Relationship:

Approximate cost (in USD) of gift/entertainment:

CCO Approves:	Date:

CCO Denies:	Date:

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Employee Compliance Questionnaire and Acknowledgement

Instructions: Please respond to all questions and requested information. If required, complete written details of all events or proceedings must be provided on a separate page. All employees are required to provide an executed copy of this form to the Chief Compliance Officer. Italicized terms are defined in the definition section following the questions and requested information.

Criminal or Civil Actions
(1)	Have you ever:

(a)	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony?	[ ] Yes [ ] No
(b)	been charged with any felony?	[ ] Yes [ ] No
(c)	been convicted of or pled guilty to or nolo contendere (“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment-related business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses?	[ ] Yes [ ] No
(d)	been charged with a misdemeanor listed in question 1(c)?	[ ] Yes [ ] No

(e)	been named subject of a pending criminal proceeding that involves an investment-related business, fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?	[ ] Yes [ ] No
(f)	been found by a domestic, foreign, or military court to have been involved in a violation of an investment-related statute or regulation?	[ ] Yes [ ] No
(g)	been involved in a criminal or civil action in which you were the subject of an order, judgment, or decree permanently or temporarily enjoining, or otherwise limiting, you from engaging in any investment-related activity, or from violating any investment-related statute, rule or order?	[ ] Yes [ ] No

Regulatory Disciplinary Actions
(2)	Has the U.S. Securities and Exchange Commission (“SEC”) or the Commodity Futures Trading Commission (“CFTC”) ever:

(a)	found you to have made a false statement or omission?	[ ] Yes [ ] No
(b)	found you to have been involved in a violation of an investment-related regulation or statute (including SEC or CFTC regulations or statutes)?	[ ] Yes [ ] No
(c)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, restricted or otherwise lost?	[ ] Yes [ ] No
(d)	entered an order against you in connection with an investment-related activity?	[ ] Yes [ ] No

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(e)	imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	[ ] Yes [ ] No
(3)	Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority ever:
(a)	found you to have made a false statement or omission, or been dishonest, unfair, or unethical?	[ ] Yes [ ] No
(b)	found you to have been involved in a violation of an investment-related regulation or statute?	[ ] Yes [ ] No
(c)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, restricted or otherwise lost?	[ ] Yes [ ] No
(d)	entered an order against you in connection with an investment-related activity?	[ ] Yes [ ] No
(e)	denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?	[ ] Yes [ ] No
(f)	imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	[ ] Yes [ ] No

(4)	Has any self-regulatory organization or commodities exchange ever:
(a)	found you to have made a false statement or omission?	[ ] Yes [ ] No
(b)	found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?	[ ] Yes [ ] No
(c)	found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, restricted or otherwise lost?	[ ] Yes [ ] No
(d)

disciplined you by (i) barring, expelling or suspending you from membership, (ii) barring or suspending you from association with other members, or otherwise restricting your activities, including your investment-related activities; or (iii) fining you more than $2,500?

[ ] Yes [ ] No
(5)	Has an authorization to act as an attorney, accountant or federal contractor granted to you ever been revoked or suspended?	[ ] Yes [ ] No
(6)	Are you now the subject of any regulatory proceeding that could result in a “yes” answer to any part of questions (2), (3) or (4) above?	[ ] Yes [ ] No
(7)	Have you ever:
(a)	been the subject of any other proceeding in which a professional attainment, designation, or license of yours was revoked or suspended because of a violation of rules relating to professional conduct?	[ ] Yes [ ] No

Alternative Access Funds, LLC Code of Ethics April 2022	18

(b)	resigned (or otherwise relinquished your attainment, designation or license) in anticipation of a proceeding described in question 7(a)?	[ ] Yes [ ] No
Civil Judicial Actions
(8)	Has any domestic or foreign court ever:
(a)	enjoined you in connection with any investment-related activity?	[ ] Yes [ ] No
(b)	dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?	[ ] Yes [ ] No
(9)	Are you now the subject of any civil proceedings that could result in a “yes” answer to any part of question 8 above?	[ ] Yes [ ] No
Terminations
(10)	Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:
(a)	violating investment-related statutes, regulations, rules or industry standards of conduct?	[ ] Yes [ ] No
(b)	fraud or the wrongful taking of property?	[ ] Yes [ ] No
(c)	failure to supervise in connection with investment-related statutes, regulations, rules or industry standards of conduct?	[ ] Yes [ ] No
Financial
(11)	Within the past 10 years:
(a)	based upon events that occurred while you exercised control over it, has an organization made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?	[ ] Yes [ ] No
(b)	based upon events that occurred while you exercised control over it, has a broker or dealer been the subject of an involuntary bankruptcy petition, or had a trustee appointed, or had a direct payment procedure initiated under the Securities Investor Protection Act of 1970?	[ ] Yes [ ] No

I certify and acknowledge that the above statements are true and correct to the best of my knowledge and agree to immediately notify the Firm if such information becomes inaccurate in any way.

Date:

Name of Employee:

Signature of Employee:

Compliance Receipt:

Date:

Alternative Access Funds, LLC Code of Ethics April 2022	19

DEFINITIONS

Charged: Being accused of a crime in a formal complaint, information, or indictment (or equivalent formal charge).

Enjoined: This term includes being subject to a mandatory injunction, prohibitory injunction, preliminary injunction, or a temporary restraining order.

Felony: For jurisdictions that do not differentiate between a felony and a misdemeanor, a felony is an offense punishable by a sentence of at least one year imprisonment and/or a fine of at least $1,000. The term also includes a general court martial.

Foreign Financial Regulatory Authority: This term includes (1) a foreign securities authority; (2) another governmental body or foreign equivalent of a self-regulatory organization empowered by a foreign government to administer or enforce its laws relating to the regulation of investment-related activities; and (3) a foreign membership organization, a function of which is to regulate the participation of its members in the activities listed above.

Found: This term includes adverse final actions, including consent decrees in which the respondent has neither admitted nor denied the findings, but does not include agreements, deficiency letters, examination reports, memoranda of understanding, letters of caution, admonishments, and similar informal resolutions of matters.

Investment-Related: Activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

Involved: Engaging in any act or omission, aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act.

Minor Rule Violation: A violation of a self-regulatory organization rule that has been designated as “minor” pursuant to a plan approved by the SEC. A rule violation may be designated as “minor” under a plan if the sanction imposed consists of a fine of $2,500 or less, and if the sanctioned person does not contest the fine. (Check with the appropriate self-regulatory organization to determine if a particular rule violation has been designated as “minor” for these purposes.)

Misdemeanor: For jurisdictions that do not differentiate between a felony and a misdemeanor, a misdemeanor is an offense punishable by a sentence of less than one year imprisonment and/or a fine of less than $1,000. The term also includes a special court martial.

Order: A written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension, or revocation. Unless included in an order, this term does not include special stipulations, undertakings, or agreements relating to payments, limitations on activity or other restrictions.

Alternative Access Funds, LLC Code of Ethics April 2022	20

Person: A natural person (an individual) or a company. A company includes any partnership, corporation, trust, limited liability company (“LLC”), limited liability partnership (“LLP”), or other organization.

Proceeding: This term includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations, or arrests or similar charges effected in the absence of a formal criminal indictment or information (or equivalent formal charge).

Self-Regulatory Organization: Any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), FINRA and New York Stock Exchange (“NYSE”) are self-regulatory organizations.

Alternative Access Funds, LLC Code of Ethics April 2022	21

Holdings and Transactions Report

Name of Access Person:

Date of Submission:

Type of Report (check one):	____	Initial Holdings Report (submitted within 30 days after joining Firm)

	____	Quarterly Transactions Report (submitted annually no later than 30 days after each quarter end)

	____	Annual Holdings Report (submitted annually no later than 30 days after year end)

I. Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number

II. Reportable Securities

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer or Bank Where Securities Are Held

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and reportable securities with respect to which I have beneficial ownership.

Compliance Receipt:	Employee:

Signature:	Signature:

Print Name:	Print Name:

Date:	Date:

Alternative Access Funds, LLC Code of Ethics April 2022	22

Discretionary Investment Account Confirmation Form

As an Employee of AAF, I acknowledge that under the Employee Trading Policy and Procedures outlined in this Code of Ethics, I am allowed to maintain accounts where a third-party has trading authority over the account (i.e. discretionary investment account).

The following are the discretionary investment accounts over which a third-party has trading authority.

Discretionary Accounts

Account Title	Broker/Institution Name and Address	Account Number

With respect to each account listed above, I hereby certify that:

●	I do not have direct or indirect influence or control over each account;

●	Such account is managed by a third-party manager or trustee who has discretionary investment authority over the account;

●	I do not have any personal or other business arrangements with the manager or trustee other than as noted below;

●	To my knowledge, AAF does not have any business arrangements with the manager or trustee other than as noted below;

●	To my knowledge, there are not and will not be any conflicts in existence between the investments in these accounts and investments made by AAF on behalf of its Clients;

●	I do not suggest or direct purchases or sales of securities for such account;

●	The manager or trustee, as applicable, does not consult with me about or otherwise inform me of purchase and sale transactions prior to the time they are undertaken; and

●	I do not consult with the manager or trustee as to the allocation of investments in the account.

In addition, I will contact the third-party and arrange to have written confirmation sent to the CCO that these accounts are indeed discretionary. I hereby certify that the information contained in this report is accurate and that listed above are all of my discretionary investment accounts.

Employee:	Compliance Receipt:

Signature:	Signature:

Print Name:	Print Name:

Date:	Date:

Alternative Access Funds, LLC Code of Ethics April 2022	23

Private Investment/Limited Offering Approval Form

Name:	Date:

Title:

Name of Company/Fund/ Investment

Description of Company/Investment

Amount of Investment ($)

How was the investment opportunity made available to you?

For Private Investments/Limited Offerings

Do any funds managed by AAF invest in this Private Investment/Limited Offering or any Private Investment/Limited Offering managed by the underlying investment manager? Have they in the past or are there any plans for potential investments? If yes, to either question, please explain.

Signature:

Date:

Request Approved: [  ] Request Denied: [  ]

CCO Signature:

Date:

Alternative Access Funds, LLC Code of Ethics April 2022	24

Sample Broker Letter

[AAF Letterhead]

[DATE]

[INSERT NAME OF BROKER]
[INSERT ADDRESS]

Re: [NAME OF EMPLOYEE]/Account No(s). [________]

To Whom This May Concern:

As the Chief Compliance Officer for Alternative Access Funds, LLC, I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF EMPLOYEE] (the “Employee”).

In accordance with our compliance procedures, I hereby request that electronic duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced accounts held by our Employee be sent to: <firm’s email address>

Please feel free to call me at (____) ____-____ should you have any questions.

Regards,

Name:
Title:	Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and monthly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer, Alternative Access Funds, LLC, at the above-listed address.

Signature of Employee

Name:

Alternative Access Funds, LLC Code of Ethics April 2022	25

Request for Approval of Outside Business Activities

Background:

1.	Name of firm and description of proposed activity:_________________________________________________________________

2.	Will you have a position as an officer or director? [ ] Yes [ ] No

3.	If “yes” to 2 above, will such organization maintain an officer’s and director’s liability policy in addition to any indemnification that you may be otherwise provided by such activity (provide details of any and all such coverage/indemnification): __________________________________________________________________________________________________________

4.	Duties in connection with such activity: _________________________________________________________________________

5.	Estimated amount of time spent on such activity (yearly basis): _______________________________________________________

6.	Will you or any related party receive any economic benefit for your participation in such activity?

[  ] Yes [  ] No

If “yes”, description of economic benefit: _______________________________________________________________________

The employee represents that such activity does not violate any law or regulation, will not or does not interfere with his/her responsibilities to the Firm, compete with or conflict with any interest of the Firm. The employee represents that he or she will bring to the attention of the Firm any potential conflicts of interest that arise due to such activity.

[  ] Request Approved  [  ] Request Denied

Compliance Receipt:	Employee:

Signature:	Signature:

Print Name:	Print Name:

Date:	Date:

Alternative Access Funds, LLC Code of Ethics April 2022	26

Annual Business Activity/Insider Disclosure Statement

Affiliations

1.	Other businesses in which I am engaged (i.e., take an active role):

Name of Business	Role

Name of Business	Role

2.	Entities by which I am employed or receive compensation:

Name of Entity	Affiliation or Title

Name of Entity	Affiliation or Title

3.	Business organizations in which I am an officer, director, partner or employee:

Name of Entity	Affiliation or Title	Public Company (Yes/No)

4.	Describe interests in any securities or financial businesses:

5.	Do you own a significant position in any publicly held company’s securities? Describe:

Alternative Access Funds, LLC Code of Ethics April 2022	27

Insider Disclosure

Please indicate below whether you or any member of your immediate family (i.e., parents, mother-in-law, father-in-law, husband, wife, brother, sister, brother-in-law, sister-in-law, son, daughter, son-in-law, daughter-in-law, children who are directly or indirectly dependents) is an executive officer, director, or 5% or greater stockholder of a public company?

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Compliance Receipt:	Employee:

Signature:	Signature:

Print Name:	Print Name:

Date:	Date:

Alternative Access Funds, LLC Code of Ethics April 2022	28

Rule 506(D) Disqualification Event (“Bad Actors”) Questionnaire

This Questionnaire is being furnished to you to obtain information in connection with a private offering (the “Offering”) of securities being made by Alternative Access Funds, LLC (“AAF”), under Rule 506 of the Securities Act of 1933 (the “Rule 506 Exemption”). Under new Rule 506(d), each Issuer may be prohibited from relying on the Rule 506 Exemption if certain persons involved in the offering (“covered persons”) become subject to any of the triggering events described below after September 23, 2013. In addition, AAF is required to disclose to investors any covered person triggering events that occurred prior to September 23, 2013. “Covered persons” include certain persons affiliated with AAF, certain beneficial owners, the investment manager, paid solicitors (directly or indirectly) involved in the offering, and certain persons affiliated with the investment manager or any solicitor. AAF has determined that you are a “covered person” and asks that you complete the Questionnaire.

Important Note: Please respond to every question. If your response to a question is “Yes,” please provide relevant details in the explanation (such as the date of the disciplinary order or other triggering event, the relevant case or order number, and a brief description). Unless otherwise stated, your responses should be provided as of the date you sign the Questionnaire (the “Effective Date”). Please note that if you have doubts regarding whether something should be included in your response to a question, please err on the side of over-inclusion. AAF may have additional follow-up questions for you in connection with the Offering.

Alternative Access Funds, LLC Code of Ethics April 2022	29

1.	Have you been convicted, within ten years prior to the Effective Date, of any felony or misdemeanor:

●	in connection with the purchase or sale of any security;

●	involving the making of any false filing with the United States Securities and Exchange Commission (the “SEC”); or

●	arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities?

[  ] Yes. If yes, please identify each person with respect to whom you are responding “yes” and provide relevant details (e.g., the date of the conviction, the relevant case number, and a brief description):

[  ] No.

2.	Are you subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years prior to the Effective Date, that, as of the Effective Date, restrains or enjoins you from engaging or continuing to engage in any conduct or practice:

●	in connection with the purchase or sale of any security;

●	involving the making of any false filing with the SEC; or

●	arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities?

[  ] Yes. If yes, please identify each person with respect to whom you are responding “yes” and provide relevant details (e.g., the date of the order, judgment or decree, the order number, and a brief description):

[  ] No.

3.	Are you subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

●	as of the Effective Date, bars you from:

●	association with an entity regulated by such commission, authority, agency or officer;

●	engaging in the business of securities, insurance or banking; or

●	engaging in savings association or credit union activities; or

●	constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years prior to the Effective Date?

[  ] Yes. If yes, please identify each person with respect to whom you are responding “yes” and provide relevant details (e.g., the date of the final order or other triggering event, the order number, and a brief description): _

[  ] No.

Alternative Access Funds, LLC Code of Ethics April 2022	30

4.	Are you subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) or section 203(e) or 203(f) of the Investment Advisers Act of 1940 (the “Advisers Act”) that, as of the Effective Date:

●	suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;

●	places limitations on your activities, functions or operations; or

●	bars you from being associated with any entity or from participating in the offering of any penny stock?

[ ] Yes.	If yes, please identify each person with respect to whom you are responding “yes” and provide relevant details (e.g., the date of the order, the order number, and a brief description):

[  ] No.

5.	Are you subject to any order of the SEC, entered within five years prior to the Effective Date, that, as of the Effective Date, orders you to cease and desist from committing or causing a future violation of:

●	any scienter-based anti-fraud provision of the federal securities laws, including, but not limited to, Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Advisers Act or any other rule or regulation thereunder; or

●	Section 5 of the Securities Act?

[ ] Yes.	If yes, please identity each person with respect to whom you are responding “yes” and provide relevant details (e.g., the date of the order, the order number, and a brief description):

[  ] No.

6.	Have you been suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization (e.g., a registered national securities exchange or a registered national or affiliated securities association) for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

1 Yes. If yes, please identify each person with respect to whom you are responding “yes” and provide relevant details (e.g., the date of the suspension, expulsion or bar, the relevant identifying number, if any, and a brief description): _____________________________________

[  ] No.

Alternative Access Funds, LLC Code of Ethics April 2022	31

7.	Have you filed (as a registrant or issuer), or were you named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within five years prior to the Effective Date, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or are you, as of the Effective Date, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

1 Yes. If yes, please identify each person with respect to whom you are responding “yes” and provide relevant details (e.g., the date of the order and the order number, if applicable, or identifying information for the investigation or proceeding, if any, and a brief description):

[  ] No.

8.	(i) Are you subject to a United States Postal Service false representation order entered within five years prior to the Effective Date, or (ii) are you, as of the Effective Date, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

1 Yes. If yes, please identify each person with respect to whom you are responding “yes” and provide relevant details (e.g., the date of the order, temporary restraining order or preliminary injunction, the order or case number, and a brief description):

[  ] No.

Alternative Access Funds, LLC Code of Ethics April 2022	32

By signing this Questionnaire, the undersigned, you: (i) acknowledge that AAF will be relying upon the information provided in this Questionnaire in meeting requirements under Rule 506 of the Securities Act and in making certain written or oral representations to the SEC; (ii) acknowledge and agrees that the SEC may require AAF to disclose the information provided in this Questionnaire to potential investors, current investors and/or to the public; (iii) confirm that the information contained in the Questionnaire relating to the undersigned hereto is true and correct as of the Effective Date, to the best of the undersigned’s knowledge and belief upon reasonable due diligence; and (iv) agree to promptly: (a) notify AAF of any inaccuracies or changes in the information provided in the Questionnaire that are discovered or occur after the Effective Date, and (b) furnish such supplemental information as requested by AAF.

By:

Date:

Print Name:

Title:

Reviewed by:

Signature:

Date:

Alternative Access Funds, LLC Code of Ethics April 2022	33